For Further Information: R. Troy Dewar, CFA Director, Investor Relations (203) 740-5610 tdewar@photronics.com

Press Release

Photronics Provides Preliminary First Quarter FY 2016 Financial Results

●	Expects Q116 sales to be between $128 and $130 million, and diluted EPS in the range of $0.26 to $0.28
●	Net income includes a one-time net gain on sale of investment in foreign entity of approximately $8.7 million, or $0.11 per diluted share; excluding the gain, diluted EPS expected to be $0.15 to $0.17
●	Strong end market demand in high-end memory and FPD; soft demand in high-end logic; seasonal softness in mainstream IC
●	Net cash position expands to over $100 million
●	First quarter earnings announcement scheduled for February 24, 2016

BROOKFIELD, Connecticut – February 11, 2016 — Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today provided preliminary results for the first quarter of fiscal 2016, ended January 31, 2016.

Based upon preliminary financial results, Photronics now expects first quarter sales to be between $128 and $130 million, and diluted earnings per share (EPS) to be in the range of $0.26 to $0.28, including a one-time net gain on the sale of investment in a foreign entity of $0.11 per diluted share. Excluding this gain, diluted EPS is expected to be in the range of $0.15 to $0.17. These expectations compare with the previously announced guidance range of $133 to $143 million in sales and diluted EPS of $0.14 to $0.23.

"Similar to the last several quarters, demand for high-end memory and FPD photomasks during the first quarter was very strong; however high end logic, which can be lumpy, was soft due to lower demand from some foundry costumers in Asia, causing our sales to be lower than we previously communicated," stated Peter Kirlin, chief executive officer. "Additionally, the seasonal slowdown we experienced in mainstream IC was greater than normal, causing demand for those products to be lower than our projections. As a result of the lower demand for our products and the operating leverage in our model, we anticipate earnings will be in the low-end of our previous guidance, excluding the one-time gain. Nevertheless, we were able to continue our trend of positive cash flow, building our net cash position to over $100 million. While our first quarter results were slightly below expectations, we remain confident that the long-term growth outlook for our business is positive, and are committed to our strategic growth plan."

Photronics is scheduled to announce financial results for the first quarter of fiscal 2016 on February 24, 2016, before the market opens, and will host a public conference call on that same day at 8:30 a.m. Eastern Time. During the call, Company management will respond to questions concerning, but not limited to, the Company’s financial performance, business conditions and industry outlook. Some of these responses may contain information that has not been previously disclosed. The call will be broadcast live and on-demand on the “Investor” section of the Photronics website at www.photronics.com. Analysts and investors wishing to participate in the Q&A portion of the call may dial (877) 377-7095, or (408) 774-4601 outside of the United States and Canada. It is suggested that participants call in five minutes prior to the call’s scheduled start time.

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About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, and similar expressions. Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

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